Exhibit 99.1

10990 Roe Avenue
Overland Park, KS 66211
Phone 913 696 6100 Fax 913 696 6116
News Release

July 26, 2007

YRC Worldwide Announces 2nd Quarter Earnings

•	Reported Earnings Per Share of $0.95

•	Consolidated Second Quarter Revenue of $2.5 Billion

•	National Transportation Strong Performance with Reported Operating Ratio of 94.6

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) today announced reported diluted earnings per share (“EPS”) for the second quarter 2007 of $0.95 compared to $1.58 in the second quarter last year. Adjusted diluted EPS was $0.91, compared to $1.62 for the second quarter 2006. Second quarter 2007 reported EPS includes a $0.07 benefit from a reduction in the effective tax rate. Adjusted EPS excludes a net gain of $0.04 from the following: property disposals, reorganization charges related to YRC Logistics and settlement of certain pre-acquisition USF obligations. The company does not consider these gains and charges part of core operations and excludes them when evaluating ongoing performance.

“Our results continue to be impacted by a weak domestic shipping market resulting in a difficult operating environment,” stated Bill Zollars, Chairman, President and CEO of YRC Worldwide. “National Transportation results compare favorably to overall industry performance even as we continue to face an economic headwind.”

YRC Worldwide reported the following consolidated results for the second quarter 2007:

•	Quarterly operating revenue of $2.5 billion compared to second quarter last year of $2.6 billion.

•

Adjusted operating income of $105 million compared to second quarter 2006 adjusted operating income of $177 million. Adjustments in the second quarter 2007 exclude a net gain from the following: property disposals, reorganization charges related to YRC Logistics and settlement of certain pre-acquisition USF obligations. Reported operating income was $108 million compared to reported operating income of $172 million in 2006.

•	The tax rate declined from 39.0% in the first quarter of 2007 to 34.6% in the second quarter primarily due to the newly available propane gas tax credit.

•	National Transportation adjusted operating ratio was 94.9%.

Statistical information is available on the company’s website at yrcw.com under Investors, Earnings Releases & Operating Statistics.

Outlook

“The transportation industry continues to experience soft volumes year over year,” Zollars stated, “and most economists have pushed out economic strengthening until late in the year. The slower economic conditions will continue to impact the company as we move through 2007.”

The unpredictability of the economy directly impacts the company’s ability to provide an accurate 2007 forecast. Therefore, for the balance of this year the company will not provide annual EPS guidance.

However, we do have the following expectations for the full year 2007:

•	Interest expense of approximately $90 million.

•	Consolidated income tax rate of 36.9% for the second half of 2007.

•	Diluted average shares of approximately 58 million assuming an average year-to-date, through June 30, 2007, stock price of $41.15 per share.

•	2007 gross capital expenditures in the range of $375 to $400 million and disposals of approximately $50 million.

•	Free cash flow in excess of $200 million before funding of our single employer pension deficit and settlement of certain pre-acquisition USF multi-employer pension withdrawal obligations.

Review of Financial Results

YRC Worldwide Inc. (NASDAQ: YRCW) will host a conference call for shareholders and the investment community on Friday, July 27, 2007, beginning at 9:30am ET, 8:30am CT.

Investors and analysts should dial 1.888.609.3912 at least 10 minutes prior to the start of the call. The Conference ID Number is 5729780. The conference call will be open to listeners through a live webcast via StreetEvents at streetevents.com and via the YRC Worldwide Internet site yrcw.com. An audio playback will be available after the call via StreetEvents and the YRC Worldwide web sites.

* * * * *

The preceding disclosures contain references to “reported” and “adjusted” operating income and earnings per share. Reported numbers include property gains and losses, reorganization charges related to YRC Logistics and net gains on settlement of certain outstanding liabilities while adjusted numbers exclude these items. Management adjusts for these items when evaluating operating performance to more accurately compare the results among periods.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “believe,” “expectations,” and similar expressions are intended to identify forward-looking statements.

The company’s expectations regarding its interest expense are only its expectations regarding this expense. Actual interest expense could differ based on a number of factors including (among others) the company’s revenue and profitability results and the factors that affect revenue and results described above, the amount, character and interest rate on the company’s outstanding debt and any financings the company may enter into in the future.

The company’s expectations regarding its effective tax rate are only its expectations regarding this rate. The actual rate could differ based on (among others) the following factors: variances in pre-tax earnings on both a consolidated and business units basis, variance in pre-tax earnings by jurisdiction, impacts on our business from the factors described above, variances in estimates on non-deductible expenses, tax authority audit adjustments, change in tax rates and availability of tax credits.

The company’s expectations for the amount of its diluted average shares are only its expectations regarding this amount. Actual diluted average shares could differ based on a number of factors including (among others) the number of employee and director stock option exercises, actual amounts of stock awarded to employees and directors during the year, the dilutive impact of the contingent convertible notes based on the company’s average stock price, and any unanticipated issuance of stock for currently unplanned financings or acquisitions.

The company’s expectations regarding its gross capital expenditures, property disposals and free cash flow are only its expectations regarding these items. Actual expenditures and free cash flow could differ based on (among others) the following factors: impacts on our business from inflation, inclement weather, competitor pricing, fuel costs, expense volatility, economic activity, changes in debt or equity markets, effects of a terrorist attack, effects of labor relations, the accuracy of our estimates of our spending requirements, the occurrence of any unanticipated acquisition opportunities, changes in our strategic direction, the need to spend additional capital on cost reduction opportunities, and the need to replace any unanticipated losses in capital assets.

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, YRC Logistics, New Penn, USF Holland, USF Reddaway, and USF Glen Moore. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 66,000 people.

Investor Contact:	Todd M. Hacker	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	todd.hacker@yrcw.com		Tsdawson@lakpr.comT

STATEMENTS OF CONSOLIDATED OPERATIONS

YRC Worldwide Inc. and Subsidiaries

For the Three and Six Months Ended June 30

(Amounts in thousands except per share data)

(Unaudited)

	Three Months		Six Months
	2007	2006	2007	2006
OPERATING REVENUE	$2,486,505	$2,565,779	$4,814,847	$4,939,940

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	1,464,840	1,459,881	2,886,365	2,861,813
Operating expenses and supplies	469,644	468,422	911,572	918,349
Purchased transportation	273,184	280,618	524,952	533,904
Depreciation and amortization	60,345	74,722	119,336	148,162
Other operating expenses	113,464	105,600	229,788	212,466
(Gains) losses on property disposals, net	(2,788)	(3,226)	161	(2,344)
Reorganization and settlements	(606)	7,481	13,851	7,481

Total operating expenses	2,378,083	2,393,498	4,686,025	4,679,831

OPERATING INCOME	108,422	172,281	128,822	260,109

NONOPERATING (INCOME) EXPENSES:
Interest expense	21,766	23,111	41,804	43,659
Other	2,012	(563)	278	(1,359)

Nonoperating expenses, net	23,778	22,548	42,082	42,300

INCOME BEFORE INCOME TAXES	84,644	149,733	86,740	217,809
INCOME TAX PROVISION	29,277	57,481	30,094	83,421

NET INCOME	$55,367	$92,252	$56,646	$134,388

AVERAGE SHARES OUTSTANDING-BASIC	57,514	57,464	57,426	57,419
AVERAGE SHARES OUTSTANDING-DILUTED	58,511	58,422	58,546	58,801
BASIC EARNINGS PER SHARE	$0.96	$1.61	$0.99	$2.34
DILUTED EARNINGS PER SHARE	$0.95	$1.58	$0.97	$2.29

SUPPLEMENTAL FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

For the Three Months Ended June 30

(Amounts in thousands except per share data)

(Unaudited)

	Three Months
	2007	2006	%
Operating revenue:
YRC National Transportation	$1,703,455	$1,760,547 [a]	(3.2)
YRC Regional Transportation	628,520	654,066 [a]	(3.9)
YRC Logistics	158,203	153,601	3.0
Eliminations	(3,673)	(2,435)[a]

Consolidated	2,486,505	2,565,779	(3.1)

Reported operating income (loss):
YRC National Transportation	92,750	124,188 [a]	(25.3)
YRC Regional Transportation	14,787	53,587 [a]	(72.4)
YRC Logistics	1,537	2,737	(43.8)
Corporate and other	(652)	(8,231)[a]

Consolidated	108,422	172,281	(37.1)

Adjustments to operating income [b] :
YRC National Transportation	(5,091)	1,666 [a]
YRC Regional Transportation	1,775	(275)[a]
YRC Logistics	2,594	1,525
Corporate and other	(2,672)	1,339 [a]

Consolidated	(3,394)	4,255

Adjusted operating income (loss) [b]:
YRC National Transportation	87,659	125,854 [a]	(30.3)
YRC Regional Transportation	16,562	53,312 [a]	(68.9)
YRC Logistics	4,131	4,262	(3.1)
Corporate and other	(3,324)	(6,892)[a]

Consolidated	$105,028	$176,536	(40.5)

Reported operating ratio:
YRC National Transportation	94.6%	92.9%
YRC Regional Transportation	97.6%	91.8%
YRC Logistics	99.0%	98.2%
Consolidated	95.6%	93.3%

Adjusted operating ratio:
YRC National Transportation	94.9%	92.9%
YRC Regional Transportation	97.4%	91.8%
YRC Logistics	97.4%	97.2%
Consolidated	95.8%	93.1%

Reconciliation of reported diluted earnings per share (EPS) to adjusted diluted EPS:
Reported diluted EPS	$0.95	$1.58
Gains on property disposals	(0.03)	(0.04)
Reorganization charges	0.03	0.08
Almex settlement	0.01	—
Gains on settlement of MEPPA funds	(0.05)	—

Adjusted diluted EPS	$0.91	$1.62

SUPPLEMENTAL FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

For the Six Months Ended June 30

(Amounts in thousands except per share data)

(Unaudited)

	Six Months
	2007	2006	%
Operating revenue:
YRC National Transportation	$3,311,899	$3,404,376 [a]	(2.7)
YRC Regional Transportation	1,204,455	1,246,111 [a]	(3.3)
YRC Logistics	307,940	293,447	4.9
Eliminations	(9,447)	(3,994)[a]

Consolidated	4,814,847	4,939,940	(2.5)

Reported operating income (loss):
YRC National Transportation	125,876	193,405 [a]	(34.9)
YRC Regional Transportation	9,778	75,010 [a]	(87.0)
YRC Logistics	467	5,214	(91.0)
Corporate and other	(7,299)	(13,520)[a]

Consolidated	128,822	260,109	(50.5)

Adjustments to operating income [b] :
YRC National Transportation	1,711	1,643 [a]
YRC Regional Transportation	8,309	(265)[a]
YRC Logistics	2,672	1,513
Corporate and other	1,320	2,246 [a]

Consolidated	14,012	5,137

Adjusted operating income (loss) [b]:
YRC National Transportation	127,587	195,048 [a]	(34.6)
YRC Regional Transportation	18,087	74,745 [a]	(75.8)
YRC Logistics	3,139	6,727	(53.3)
Corporate and other	(5,979)	(11,274)[a]

Consolidated	$142,834	$265,246	(46.2)

Reported operating ratio:
YRC National Transportation	96.2%	94.3%
YRC Regional Transportation	99.2%	94.0%
YRC Logistics	99.8%	98.2%
Consolidated	97.3%	94.7%

Adjusted operating ratio:
YRC National Transportation	96.1%	94.3%
YRC Regional Transportation	98.5%	94.0%
YRC Logistics	99.0%	97.7%
Consolidated	97.0%	94.6%

Reconciliation of reported diluted EPS to adjusted diluted EPS:
Reported diluted EPS	$0.97	$2.29
(Gains) losses on property disposals	0.01	(0.03)
Reorganization charges	0.19	0.08
Almex settlement	0.01	—
Gains on settlement of MEPPA funds	(0.05)	—

Adjusted diluted EPS	$1.13	$2.34

[a]

The 2006 amounts for YRC National Transportation, YRC Regional Transportation and Corporate and other have been adjusted to conform with the current year presentations, such that YRC National Transportation includes the results of Yellow Transportation and Roadway, including eliminations; YRC Regional Transportation excludes USF Red Star and USF Dugan as those business units were reallocated to the Corporate and other segment in the second quarter of 2006 and Corporate and other includes USF Red Star and USF Dugan and excludes any eliminations related to YRC National Transportation.

[b]

Management excludes these items when evaluating operating income and segment performance to more accurately compare the results of our core operations among periods. Adjustments presented in the 2007 period herein consist of property gains and losses, reorganization charges and settlements. Adjustments presented in the 2006 period herein consist of property gains and losses and reorganization expenses.

Selected Financial Data

YRC Worldwide Inc. and Subsidiaries

(Amounts in thousands unless otherwise noted)

(Unaudited)

	For the Six Months Ended June 30,
	2007	2006
Net cash from operating activities	$162,903	$157,923
Net cash used in investing activities	(214,024)	(243,507)
Net cash provided by financing activities	31,405	86,826
Gross capital expenditures	(241,860)	(250,162)
Net capital expenditures	(213,921)	(226,117)
Proceeds from exercise of stock options	6,405	2,296
Free cash flow [a]	(44,613)	(65,898)

	June 30, 2007	December 31, 2006
Cash and cash equivalents	$56,675	$76,391
Accounts receivable, net	1,214,541	1,190,818
Net property and equipment	2,374,386	2,269,846
Total assets	6,017,365	5,952,237
Asset backed securitization borrowings	250,000	225,000
Current maturities of long-term debt	150,000	—
Long-term debt, less current portion	903,702	1,058,496
Total debt	1,303,702	1,283,496
Total shareholders' equity	2,276,878	2,192,549
Debt to capitalization [b]	36.4%	36.9%
Debt to capitalization, less cash	35.4%	35.5%

[a]

Management uses free cash flow as an indication of the cash available to fund additional capital expenditures, to reduce outstanding debt (including current maturities), or to invest in our growth strategies. Free cash flow is calculated as net cash from operating activities plus stock option proceeds less net capital expenditures. This measurement is used for internal management purposes and should not be construed as a better measurement than net cash from operating activities as defined by generally accepted accounting principles.

[b]	We calculate debt to capitalization as total debt divided by total debt plus total shareholders' equity.